Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of March 7, 2021 (this “Agreement”), is by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (together with its Affiliates, the “Company”), and HoldCo Asset Management, LP, a Delaware limited partnership (together with its Affiliates, “HoldCo” and, together with the Company, the “Parties” and each individually a “Party”).

In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, HoldCo and the Company agree as follows:

1.                  Board Nominations and Related Matters.

(a)               2021 Annual Meeting Nominations. The Board of Directors of the Company (the “Board”) shall take the following actions in connection with the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), in each case, in accordance with the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), the Amended and Restated Bylaws of the Company (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”):

(i)                 nominate up to thirteen (13) candidates for election as directors of the Company, with terms expiring at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), which nominees will consist of:

A.                Michael Zaitzeff (the “Investor Nominee”);

B.                 one (1) new, Qualified Director (as defined below) identified and selected by the Company, with the consent of HoldCo (not to be unreasonably withheld, conditioned or delayed) (the “New Independent Director” and, together with the Investor Nominee, the “New Directors”); and

C.                 members of the Company’s current Board as of the date of this Agreement;

(ii)              recommend that the stockholders of the Company vote to elect each person included in the Company’s slate of director nominees (including each New Director) as a director of the Company at the 2021 Annual Meeting; and

(iii)            support the election of each New Director and, for the avoidance of doubt, any Replacement Investor Nominee (as defined below) at the 2021 Annual Meeting in a manner no less rigorous or favorable than that in which the Company supports the other director nominees of the Company with respect to the 2021 Annual Meeting.

(b)               Withdrawal of HoldCo Nominations. Concurrently with and effective upon the execution of this Agreement, HoldCo shall irrevocably withdraw its director nomination notice dated February 19, 2021, which notice shall be deemed null, void and without effect.

(c)               Committee Membership. Effective upon their election to the Board, the Board shall take all such actions as are necessary to appoint (i) the Investor Nominee to the Audit Committee and the Risk Management and Capital Committee of the Board, and as a non-voting observer of the Corporate Governance/Nominating Committee of the Board; and (ii) the New Independent Director to at least one standing committee of the Board to be determined by the Corporate Governance/Nominating Committee of the Board.

(d)               No Compensation Arrangements. HoldCo agrees that it will not (i) pay any compensation to any New Director regarding such person’s service on the Board or any committee thereof or (ii) have any agreement, arrangement or understanding, written or oral, with any person other than the Investor Nominee regarding such person’s service on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof).

(e)               Replacement Investor Nominee. Subject to Section 1(f), if the Investor Nominee (or any Replacement Investor Nominee (as defined below)) is unable or unwilling to serve as a director or director nominee, resigns as a director or director nominee, is removed as a director or director nominee or ceases to be a director or director nominee for any other reason prior to the 2022 Annual Meeting, HoldCo shall be permitted to select (subject to the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed), and the Board shall take all actions as are necessary to appoint or nominate, as applicable, a substitute director or director nominee (a “Replacement Investor Nominee”) for service as a director of the Company for the remainder of the Cooperation Period; provided, that any Replacement Investor Nominee must be a Qualified Director. Effective upon the appointment of a Replacement Investor Nominee to the Board, such Replacement Investor Nominee will be considered the Investor Nominee for all purposes of this Agreement.

(f)                Limitations on Director Appointment Rights. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations under this Section 1 shall terminate, and HoldCo shall have no nomination or other rights under this Section 1, upon the earlier of such time as: (A) HoldCo ceases to beneficially own at least 2% of the current (as of the date of this Agreement) outstanding shares of common stock, par value $0.01, of the Company (the “Company Common Stock”); (B) HoldCo notifies the Company that the Investor Nominee (and, for the avoidance of doubt, any Replacement Investor Nominee) has determined not to stand for election to the Board at the 2021 Annual Meeting; or (C) HoldCo or another Restricted Person breaches in any material respect any of the terms of this Agreement (including, for the avoidance of doubt, Section 2); provided, that the Company has provided HoldCo with written notice of such breach and, if such breach is capable of being cured, such breach has not been cured within ten (10) days of such written notice. In the case of clauses (A) and (C), if the Investor Nominee is on the Board at such time, then HoldCo shall cause the Investor Nominee promptly to, and Investor Nominee shall, tender written notice to the Chair of the Board providing for his immediate resignation from the Board and any committee of the Board on which he then sits.

(g)               New Director Information. If the Board learns of any information that would constitute grounds for removal for cause from the Board under applicable law, then the Board may withdraw such New Director’s nomination or request that such New Director submit his or her resignation (if such New Director has already been elected to the Board in accordance with Section 1(a)) and, if such New Director is the Investor Nominee, a Replacement Investor Nominee shall be selected as provided in Section 1(e). Any Replacement Investor Nominee will be required to, prior to such person’s nomination or appointment to the Board (as applicable), provide information the Company reasonably requires, including in response to the Company’s D&O questionnaire utilized with respect to its directors or otherwise required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, in connection with assessing eligibility, independence and other criteria applicable to directors and committee members or satisfying compliance and legal obligations, and will consent to appropriate background and credit checks, in each case, consistent with the information and background and credit checks required by the Company with respect to other members of the Board.

(h)               Company Policies. Except as otherwise explicitly provided herein, the parties to this Agreement acknowledge that each of the New Directors, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality (including, for the avoidance of doubt, regulatory prohibitions on sharing or disclosing any confidential supervisory information as provided by federal and state banking laws and regulations), conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies and other governance guidelines and policies of the Company as other directors on the Board (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all non-employee directors of the Company.

2.                  Cooperation.

(a)               Cooperation Period. For purposes of this Agreement, the “Cooperation Period” shall mean the period beginning on the date of this Agreement and ending on the one year anniversary of the date of this Agreement (the “Termination Date”); provided, that:

(i)                 If, during the 30-day period preceding the expiration date of the period established pursuant to the Bylaws for the Company’s stockholders to deliver valid notice of director nominations in connection with the 2022 Annual Meeting (the “Nomination Date”), HoldCo nominates, or notifies the Company that it intends to nominate, any candidate for election to the Board, then (A) the Cooperation Period shall earlier terminate on such Nomination Date and (B) HoldCo shall cause the Investor Nominee contemporaneously to, and Investor Nominee shall, tender written notice to the Chair of the Board providing for his immediate resignation from the Board and any committee of the Board on which he then sits; and

(ii)              if the Cooperation Period does not terminate on the Nomination Date in accordance with clause (i) of this Section 2.1(a), and the Board (in its sole discretion, subject to the consent of the Investor Nominee in accordance with Rule 14a-4(d)(4) under the Exchange Act) nominates the Investor Nominee as a candidate for election to the Board in connection with the 2022 Annual Meeting, then the Cooperation Period shall later terminate upon the first to occur of (A) the effective date of the Investor Nominee’s resignation from the Board and (B) the date that is thirty (30) days prior to the expiration of the time period established pursuant to the Bylaws for the Company’s stockholders to deliver notice of director nominations in connection with the Company’s 2023 Annual Meeting of Stockholders.

(b)               Voting of HoldCo’s Shares. During the Cooperation Period, HoldCo will cause all the outstanding shares of Company Common Stock that HoldCo has the right to vote as of the applicable record date, to be present in person (including by means of remote communication) or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company, or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting: (i) in favor of each director (including the New Directors) nominated and recommended by the Board for election at the 2021 Annual Meeting and, if applicable under the provisions of Section 2(a)(ii), the 2022 Annual Meeting; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) otherwise in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meetings or written consents; provided, however, that, if HoldCo is fully in compliance with this Agreement, HoldCo shall be permitted to vote in its sole discretion on any proposal related to any Extraordinary Transaction (as defined below); provided, however, that in the event that Institutional Shareholder Services or Glass Lewis & Co. (including any successor thereof) issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to shareholders at a shareholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board and the filling of vacancies on the Board), then HoldCo shall be permitted to vote in accordance with any such recommendation.

(c)               Standstill. During the Cooperation Period or until such earlier time as the restrictions in this Section 2(c) terminate as provided herein, HoldCo will not, and will cause its principals, directors, partners (including general partners), officers, employees and agents and direct its other Representatives (collectively with HoldCo, “Restricted Persons”) not to, directly or indirectly, without the prior written consent of the Board:

(i)                 acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, beneficial ownership of equity securities of the Company (or any securities convertible or exchangeable into or exercisable for any such securities) or any assets of the Company, or rights or options to acquire any equity securities of the Company (or any securities convertible or exchangeable into or exercisable for any such securities) or any assets of the Company, in each case, that would result in HoldCo having (i) beneficial ownership of more than 9.9% or (ii) aggregate economic exposure of more than 14.9%, in each case, of the total number of outstanding shares of Company Common Stock as of the date of this Agreement;

(ii)              (A) request or call for (publicly or otherwise, including, for the avoidance of doubt, public support for another person’s request or call for) a special meeting of the Company’s stockholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board, (C) nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (including, for the avoidance of doubt, by making a change to the size of the Board or proposing to fill any vacancies on the Board), (D) seek, alone or in concert with others, the removal (including through any “withhold” or similar campaign) of any member of the Board, (E) make or be the proponent of any stockholder proposal to the Company, or (F) conduct a referendum of stockholders; provided that nothing in this Agreement will prevent HoldCo from identifying and nominating a Replacement Investor Nominee pursuant to Section 1(e);

(iii)            engage in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC excluding, for the avoidance of doubt, carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents, or advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(iv)             make any public proposal with respect to (A) any waiver, amendment or modification to the Certificate or the Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (B) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (C) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)               form, join, participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any securities of the Company (other than a “group” solely including other Restricted Persons with respect to any securities of the Company now or hereafter owned by them);

(vi)             encourage or advise any other person or knowingly assist any person in so encouraging or advising any person (A) with respect to the giving or withholding of any proxy, consent or other authority to vote, any voting securities of the Company or (B) in conducting any type of referendum relating to the Company (other than consistent with the Board’s recommendation in connection with such matter, if applicable);

(vii)          enter into a voting trust, arrangement or agreement, or subject any securities of the Company to any voting trust, arrangement or agreement, in each case other than granting proxies in solicitations approved by the Board;

(viii)        make or submit any proposal with respect to, or offer of (with or without conditions), or participate in any way in, either alone or in concert with others, or encourage or support any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including any of its subsidiaries or any of their respective securities or assets) (each, an “Extraordinary Transaction”), in each case, either publicly or in a manner that would reasonably require public disclosure by the Company or HoldCo (it being understood that the foregoing will not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a third party on the same basis as other stockholders of the Company);

(ix)             make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;

(x)               institute, solicit, or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or its current or former directors or officers (including derivative actions); provided, however, that, for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement instituted in accordance with and subject to Section 11, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with a validly issued legal process;

(xi)             enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or finance or intentionally advise or facilitate, any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(xii)          make any public request or submit any proposal to amend or waive the terms of this Agreement (including this clause); or

(xiii)        take any action that could reasonably be expected to cause or require the Company to make public disclosure with respect to any of the foregoing;

provided, that the restrictions set forth in this Section 2(c) shall terminate automatically upon (i) ten (10) business days’ prior written notice by HoldCo following a material breach of this Agreement by the Company (including a failure to nominate the New Directors in accordance with Section 1) if such breach has not been cured within such notice period (provided that HoldCo or the Investor Nominee is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period); (ii) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company Common Stock or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (y) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more third parties at least 20% of the Company Common Stock (including on an as-converted basis) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (y)); and (iii) the commencement of any tender or exchange offer (by any person or group other than HoldCo) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company Common Stock, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); provided, that in the case of clauses (ii) and (iii), this Section 2(c) shall terminate only (1) if the Investor Designee voted against the decision of the Board with respect to the relevant transaction and (2) at such time the Investor Designee resigns from the Board and any committee of the Board on which he then sits. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict HoldCo from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought, (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to the Board or management regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons (it being understood that nothing in this clause (E) or otherwise obligates the Board or management of the Company to any particular schedule or availability for communications with HoldCo or any Restricted Person and no such communications or requests will unreasonably interfere with or impair the Board’s or management’s functioning or impose unreasonable burdens on the Board or management).

(d)               Non-Disparagement. Each of HoldCo and the Company agrees that, during the Cooperation Period, the Company and HoldCo shall refrain from making, and shall cause the other Restricted Persons (including the Investor Nominee) not to make, any public statement or announcement (including any statement or announcement that can reasonably be expected to become public), whether written or oral, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (A) in the case of any such statements or announcements by any of HoldCo, the Investor Nominee or the Restricted Persons, the Company and its Affiliates or any of its or their current or former directors, officers or employees, and (B) in the case of any such statements or announcements by the Company or its Affiliates, Associates and Representatives, HoldCo and their current or former principals, directors, members, general partners, officers or employees, in each case, including (1) in any statement, document or report filed with, furnished or otherwise provided to the SEC or any other governmental agency, (2) in any press release, podcast, Internet or social media communication or other publicly available format, (3) to or through any beneficial owner of or potential investor in any equity securities of the Company, or (4) to or through any journalist or member of the media (including in a television, radio, newspaper, magazine or podcast interview, whether in print or on the Internet) or sell-side or buy-side analyst (such statements or announcements, “Disparaging Statements”). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications between and among HoldCo and the Restricted Persons, on the one hand, and among the Company and its Affiliates and Representatives (in their capacity as such), on the other hand. For the avoidance of doubt, nothing in this Section 2(d) shall (a) apply to private statements made by HoldCo, its Affiliates or the Restricted Persons to any of their current or prospective clients, limited partners or investors, or (b) prevent HoldCo or the Restricted Persons from referring to public statements made by HoldCo, prior to the date of this Agreement, regarding the Company and the subject matter of this Agreement (subject to the provisions in Section 3), provided, that the overall context of the statements would not reasonably be viewed as disparaging or defamatory.

3.                  Public Announcement. Unless otherwise agreed by the parties, not later than 9:00 a.m. Eastern Time on March 8, 2021, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the release of the Press Release or otherwise by the applicable deadline for the SEC filings contemplated by this sentence, the Company shall file a Current Report on Form 8-K disclosing the execution of this Agreement and attaching the Press Release and this Agreement as exhibits. Neither HoldCo nor the Company or its Affiliates and Associates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release.

4.                  Confidentiality. The Company agrees that the Investor Nominee may provide to HoldCo confidential information of the Company subject to, and solely in accordance with the terms of, a confidentiality agreement which HoldCo agrees to execute and deliver to the Company simultaneously with HoldCo’s execution and delivery of this Agreement (the “Confidentiality Agreement”). HoldCo agrees that any confidential or proprietary information of the Company that is subject to the Confidentiality Agreement may not be used to make Disparaging Statements.

5.                  Representations and Warranties of the Company. The Company represents and warrants to HoldCo as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company acknowledges and agrees that neither HoldCo nor any of the HoldCo Releasors has made, and the Company has not relied on, any express or implied representations or warranties with respect to HoldCo or any Holdco Releasor not contained in Section 6.

6.                  Representations and Warranties of HoldCo. HoldCo represents and warrants to the Company as follows: (a) HoldCo has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by HoldCo, constitutes a valid and binding obligation and agreement of HoldCo and is enforceable against HoldCo in accordance with its terms; (c) the execution, delivery and performance of this Agreement by HoldCo does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to HoldCo, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which HoldCo is a party or by which it is bound; (d) as of the date of this Agreement, HoldCo beneficially owns 1,672,679 shares of Company Common Stock; (e) as of the date of this Agreement, HoldCo does not own any debt securities of the Company. Upon the request of the Company, HoldCo will promptly apprise the Company of its then-current beneficial ownership with respect to the shares of Company Common Stock so that the Company may assess whether the ownership threshold set forth in Section 1(f) has been crossed; and (f) as of the date of this Agreement, each of Michael Zaitzeff and Vikaran Ghei have withdrawn as a director nominee in connection with the 2021 annual meeting of stockholders of Boston Private Financial Holdings, Inc. HoldCo acknowledges and agrees that neither the Company nor any of the Company Releasors has made, and HoldCo has not relied on, any express or implied representations or warranties with respect to the Company or any Company Releasor not contained in Section 5.

7.                  Release.

(a)               Effective as of the date and time at which this Agreement is fully executed and delivered (the “Release Effective Time”), (i) the Company, on its own behalf and on behalf of each other Company Releasor, releases and discharges HoldCo or its current and former Representatives, and each of the successors and assigns of each of the foregoing, and (ii) HoldCo, on its own behalf and on behalf of each other HoldCo Releasor, releases and discharges the Company, each of its Affiliates and each of its and their respective current and former Representatives, and each of the successors and assigns of each of the foregoing, in each case, from all Claims that such person has had or now has by reason of any cause or matter occurring prior to the Release Effective Time directly or indirectly based upon, relating to, resulting from or arising out of the Company or ownership by HoldCo of any securities of the Company, including any alleged or actual violations of federal or state securities laws or breach of fiduciary duty claims under the DGCL or other applicable corporate law. The Company and HoldCo each represents that it has made no assignment or transfer of any such Claims.

(b)               Notwithstanding anything to the contrary in Section 7(a), nothing in this Agreement shall be deemed a release or discharge of any obligation of any person to perform any of the terms, conditions and agreements contained in this Agreement, the Confidentiality Agreement, that certain Non-Disclosure Agreement, dated as of February 22, 2021, by and between the Company and HoldCo (the “Prior Confidentiality Agreement”) or any other agreement or document executed or delivered pursuant to or in connection with this Agreement.

8.                  Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)               “Affiliate” and “Associate” each have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and HoldCo and its Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act);

(b)               “beneficial ownership” and “beneficially own” have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)               “Claims” means all actions, rights, claims, proceedings, damages and liabilities of any kind or nature, whether in law or equity, known or unknown;

(d)               “Company Releasor” means the Company, each of its Affiliates, each of its and their respective Representatives, each of the successors and assigns of each of the foregoing, and any other person that may claim by, through or under any of them;

(e)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)                “HoldCo Releasor” means HoldCo, each of its Affiliates, each of its and their respective Representatives, each of the successors and assigns of each of the foregoing, and any other person that may claim by, through or under any of them;

(g)               “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(h)               “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, (ii) is not an employee, officer, director, principal, general partner, manager or other agent of HoldCo or of any Affiliate of HoldCo, (iii) is not a limited partner, member or other investor in HoldCo or any Affiliate or Associate of HoldCo, (iv) does not have any agreement, arrangement or understanding, written or oral, with HoldCo or any Affiliate of HoldCo regarding such person’s service as a director on the Board and (v) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Policy;

(i)                 “Representative” means a party’s directors, members, partners (including general partners), managers, principals, officers, employees, agents and other representatives; and

(j)                 “SEC” means the U.S. Securities and Exchange Commission.

9.                  Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below, and receipt of such email is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 9:

if to the Company:

Berkshire Hills Bancorp, Inc.

60 State Street

Boston, Massachusetts 02109

Attention:       Wm. Gordon Prescott

Executive Vice President and General Counsel
Email:             GPrescott@berkshirebank.com

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:      H. Rodgin Cohen, Mitchell S. Eitel
Email:            cohenhr@sullcrom.com, eitelm@sullcrom.com

if to HoldCo:

HoldCo Asset Management, LP
441 Lexington Avenue, 15th Floor
New York, New York 10017

Attention:      James E. McKee

General Counsel

Email:            james@holdcoam.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019

Attention:      Steve Wolosky, Sebastian Alsheimer
Email:            SWolosky@olshanlaw.com, SAlsheimer@olshanlaw.com

10.              Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, that the Company shall reimburse HoldCo for its reasonable, documented out-of-pocket fees and expenses (including outside legal fees), not to exceed $75,000 in the aggregate, incurred in connection with its nomination of director candidates for the 2021 Annual Meeting and the negotiation and execution of this Agreement.

11.              Specific Performance; Remedies; Governing Law; Venue.

(a)               The Company and HoldCo acknowledge and agree that irreparable injury to the other party to this Agreement may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and HoldCo will be entitled to injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND HOLDCO EACH AGREE (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b)               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In addition, any and all disputes, controversies, causes of action or claims arising out of or relating to this Agreement asserted by either party (against the other), whether those claims sound in breach of contract, tort, fraud, or any other statutory or judicially created cause of action and whether or not such claims are asserted in an arbitration, court of law or any other forum, will be governed by and construed in accordance with the laws of the State of Delaware.

(c)               The Company and HoldCo each (i) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

12.              Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. Additionally, any such provision that is so held to be illegal, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a provision that is valid and enforceable and that as closely as practicable expresses the intention of such illegal, void or unenforceable provision.

13.              Termination. This Agreement will terminate on the date that is the end date of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect; provided, that (a) Sections 7 through 19 shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

14.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

15.              Affiliates. The Parties agree that they will cause their Affiliates, and their own and their Affiliates’ respective Representatives, to comply with the terms of this Agreement.

16.              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and HoldCo and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention of this Section 16 will be null and void.

17.              No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

18.              Entire Understanding; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (including the Prior Confidentiality Agreement). This Agreement may be amended only by an agreement in writing executed by the Company and HoldCo.

19.              Interpretation and Construction(a). The Company and HoldCo each acknowledge that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by the Company and HoldCo, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the avoidance of doubt, any reference to a Representative of the Company or any of its Affiliates in this Agreement shall not be deemed to be a reference to HoldCo or any of their Affiliates, and vice versa.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Wm. Gordon Prescott
	Name:	Wm. Gordon Prescott
	Title:	EVP and General Counsel

HOLDCO ASSET MANAGEMENT, LP

By:	/s/ James E. McKee
	Name:	James E. McKee
	Title:	General Counsel

[Signature Page to Cooperation Agreement]

EXHIBIT A
Form of Press Release

[Attached.]

Berkshire Hills to Nominate Two New Directors to the Company’s Board

Enters into Agreement with HoldCo Asset Management

BOSTON, March 8, 2021 -- Berkshire Hills Bancorp, Inc. (NYSE: BHLB) (“the Company”) today announced that it intends to nominate Michael (Misha) A. Zaitzeff and a second new independent director selected by the Company with HoldCo’s consent, together with 11 current Directors, to stand for election to its Board of Directors at the Company’s 2021 Annual Meeting of Shareholders, to be held on May 20, 2021. In connection with this announcement, Berkshire has entered into a cooperation agreement with HoldCo Asset Management, LP ("HoldCo"), an investment firm which owns approximately 3.3 percent of the Company’s outstanding shares. Mr. Zaitzeff is a co-founder and managing member of VM II LLC, the general partner of HoldCo Asset Management, LP.

“We are pleased to have reached this agreement with HoldCo and look forward to welcoming Misha to our Board,” said J. Williar Dunlaevy, Chairman of the Board of the Company. “This agreement underscores our commitment to listening to and incorporating the views of our investors in our purpose-driven mission to enhance value for all stakeholders, including our shareholders, customers, employees and the communities we serve. We believe that Misha will bring a valuable perspective as we continue to work with our new CEO, Nitin Mhatre, in further developing our strategic plan for the future of Berkshire.”

“We appreciate the constructive dialogue we have had with Berkshire throughout this process and believe that today’s agreement is an important step in improving the Company’s performance and strengthening shareholder alignment for the benefit of all shareholders,” Mr. Zaitzeff commented. “I look forward to bringing the perspective of a large shareholder to the Board as Nitin and his management team continue to develop their plan to enhance value at Berkshire.”

Pursuant to the agreement, HoldCo will vote all of its shares in favor of each of the Company’s nominees at the 2021 Annual Meeting and has agreed to certain customary standstill provisions and other voting commitments. The complete agreement between the Company and HoldCo will be filed by the Company on Form 8-K with the United States Securities and Exchange Commission.

The Company’s Board of Directors will present its complete slate of director nominees for the 2021 Annual Meeting in the Company’s proxy statement and other materials to be filed with the Securities and Exchange Commission and furnished to all shareholders eligible to vote at the 2021 Annual Meeting of Shareholders.

J.P. Morgan is serving as financial advisor and Sullivan & Cromwell LLP is serving as legal counsel to Berkshire.

About Michael (Misha) A. Zaitzeff

Misha Zaitzeff is a co-founder and managing member of VM GP II LLC, the general partner of HoldCo Asset Management, LP. Mr. Zaitzeff has served as a member of numerous corporate boards, oversight committees and creditor committees. Mr. Zaitzeff served on the Trust Advisory Board of WMI Liquidating Trust, a trust created to implement the Chapter 11 Bankruptcy Plan of Washington Mutual, Inc. Mr. Zaitzeff holds a Bachelor of Arts in Computer Science from Brown University.

About Berkshire Hills Bancorp

Berkshire Hills Bancorp is the parent of Berkshire Bank, a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. Headquartered in Boston, Berkshire operates 124 banking offices in seven Northeastern states, with approximately $12.8 billion in assets.

About HoldCo Asset Management

HoldCo Asset Management, LP (“HoldCo”) is an investment adviser located in New York City. HoldCo was founded by Vik Ghei and Misha Zaitzeff. HoldCo currently has over $1 billion in regulatory assets under management. HoldCo manages private investment funds using a value-based philosophy with a fundamental bottoms-up approach to analyzing each investment. HoldCo’s flagship funds have broad mandates to invest in public and private markets across corporate credit, structured credit, real estate and equity securities.

Forward-Looking Statements

This document contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC's website at www.sec.gov.

Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the novel coronavirus (COVID-19) pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a continued decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

Information in this press release regarding HoldCo has been provided to the Company by HoldCo.

Important Information

The Company plans to file with the SEC and furnish to its stockholders a proxy statement in connection with its 2021 Annual Meeting of Shareholders. The Company advises its shareholders to read the proxy statement when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the proxy statement and other documents filed with the SEC on the SEC’s website, www.sec.gov, or by directing a request to Berkshire Hills Bancorp, Inc., Attention: Executive Vice President, General Counsel and Corporate Secretary, 60 State Street, Boston, Massachusetts 02109. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the 2021 Annual Meeting. Shareholders may obtain information regarding such individuals on the Company’s website, https://ir.berkshirebank.com, and in the Company’s proxy statement filed with the SEC on April 4, 2020 in connection with the Company’s 2020 Annual Meeting of Shareholders. To the extent holdings of the Company’s securities by its directors and executive officers have changed since the amounts included in the 2020 proxy statement, such changes have been reflected on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC.

Berkshire Hills Bancorp Investor Relations Contacts:

David Gonci, Capital Markets Director

dgonci@berkshirebank.com

(413) 281-1973

Berkshire Hills Bancorp Media Contacts:

Steve Frankel / Ed Trissel / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

HoldCo Asset Management Contacts:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

James McKee

james@holdcoam.com